Exhibit 23
Consent Of Independent Registered Public Accounting Firm
      We consent to the incorporation by reference in Registration Statement No. 333-30391 on Form S-8 pertaining to the 1992 Incentive Equity Plan (as amended and restated as of May 13, 1997) and the related prospectus; in Post-Effective Amendment No. 1 to Registration Statement No. 333-56661 on Form S-8 pertaining to the Northshore Mining Company and Silver Bay Power Company Retirement Savings Plan and the related prospectus; in Registration Statement No. 333-06049 on Form S-8 pertaining to the Cleveland-Cliffs Inc Nonemployee Directors’ Compensation Plan; in Registration Statement No. 333-84479 on Form S-8 pertaining to the 1992 Incentive Equity Plan (as amended and restated as of May 11, 1999); and in Post-Effective Amendment No. 1 to Registration Statement No. 333-64008 on Form S-8 pertaining to the Cleveland-Cliffs Inc Nonemployee Directors’ Compensation Plan (as amended and restated as of January 1, 2004); of our reports dated February 17, 2006, relating to the financial statements and financial statement schedule of Cleveland-Cliffs Inc and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cleveland-Cliffs Inc for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
Cleveland, Ohio
February 17, 2006